EX.99.h.ii

AMENDMENT TO AGENCY SERVICES AGREEMENT

This AMENDMENT (this “Amendment”) to the June 10, 2011 AGENCY SERVICES AGREEMENT (as amended from time to time, the “Agreement”) by and among JPMORGAN CHASE BANK, N.A, (“J.P. Morgan”) and FQF TRUST (the “Customer”), is entered into and shall be effective as of April 17, 2019 (the “Effective Date”) among the above parties. Each party hereto shall be referred to as a “Party” and collectively, the “Parties”.

WITNESSETH:

WHEREAS, the Parties entered into the Agreement pursuant to which J.P. Morgan was appointed to provide certain fund/agency services to the Customer; and

WHEREAS, the Parties now wish to revise and update the Agreement as of the Effective Date to provide for certain additional Customer funds to receive such services.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and legal sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions. Terms defined in the Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	Amendments. The Agreement shall be amended as follows:

a.	Exhibit A of the Agreement is removed and replaced in its entirety with Exhibit A attached hereto.

b.	Except as expressly provided herein, no other changes or modifications to the Agreement are intended or implied, and in all other respects the Agreement is hereby specifically ratified, restated and reaffirmed by the Parties.

3.	Representations. Each Party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each Party, as the case may be, on the date of this Amendment.

4.	Integration/Effect of Amendment. This Amendment and any instrument and agreements delivered pursuant hereto constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof, and supersede all prior oral and written communications with respect to the subject matter hereof and thereof. To the extent that any provision of the Agreement is inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

5.	Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

6.	Counterparts. This Amendment may be executed in any number of counterparts and any such counterpart shall be deemed an original, but all such counterparts shall constitute one and the same agreement.

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IN WHEREOF, the parties hereto have entered into this Amendment as of the Effective Date set forth above.

FQF TRUST

By:	/s/William H. DeRoche, Jr.
Name: William H. DeRoche, Jr.
Title: President, FQF Trust

JPMORGAN CHASE BANK, N.A.

By:	/s/Greg Cook
Name: Greg Cook
Title: Executive Director

Exhibit A

List of Funds

AGFiQ U.S. Market Neutral Momentum Fund (MOM)
AGFiQ U.S. Market Neutral Value Fund (CHEP)
AGFiQ U.S. Market Neutral Anti-Beta Fund (BTAL)
AGFiQ U.S. Market Neutral Size Fund (SIZ)
AGFiQ Equal Weighted High Momentum Factor Fund (HIMO)
AGFiQ Equal Weighted Low Beta Factor Fund (LBET)
AGFiQ Equal Weighted Value Factor Fund (RVAL)
AGFiQ Hedged Dividend Income Fund (DIVA)
AGFiQ Global Infrastructure ETF (GLIF)
AGFiQ Dynamic Hedged U .S. Equity ETF (USHG)